Exhibit 99.1

Sun BioPharma Provides Business Update and Reports Financial Results for Q1 2016

●	Completes enrollment of first cohort in Phase 1 clinical study of SBP-101; first-in-class proprietary compound designed specifically for pancreatic disease
●	Adds first US study site - the Mayo Clinic, Scottsdale, AZ
●	Adds two additional study sites in Australia
●	Receives $772,000 of Australian income tax refund
●	Dr. Dalvir S. Gill joins Board of Directors

MINNEAPOLIS, MN, May 12, 2016 (GLOBE NEWSWIRE)–Sun BioPharma, Inc. (OTCPink: SNBP), a biopharmaceutical company developing therapies for the treatment of pancreatic diseases, today provided a business update and released financial results for the quarter ended March 31, 2016.

As previously announced, Sun BioPharma began dosing of the first patients in a Phase 1 study evaluating the safety of SBP-101 in patients previously treated for pancreatic cancer. During the first quarter of 2016, the Company completed enrollment of its first cohort of three patients in its Australian study sites. The Company anticipates enrollment of the second cohort of three patients to begin in the current quarter and further expects the second cohort to include the first patient from the United States.

The Phase 1 study is a dose escalation study to determine safety and explore efficacy endpoints in patients with pancreatic ductal adenocarcinoma (PDA) who have failed prior treatment. The study is intended to enroll a maximum of 54 patients from three centers in Australia and up to three centers in the United States. The three centers in Australia include the Adelaide Cancer Centre, Box Hill Hospital and the Olivia Newton-John Cancer & Wellness Centre. The first center activated in the United States was the Mayo Clinic in Scottsdale, AZ.

“We are grateful to the patients and clinicians who have participated in the first cohort in our Phase 1 trial. Completing the cohort represents the achievement of a significant milestone in the progress of our clinical trial as well as our company’s development,” said David B. Kaysen, President and CEO of Sun BioPharma. “In addition, we are very pleased to have the Mayo Clinic of Scottsdale join us as our first study site in the United States.”

On March 3, 2016, Dr. Dalvir S. Gill joined the Company’s Board of Directors increasing the number of independent directors to five out of the Company’s eight member Board. Dr. Gill has a successful track record, biopharmaceutical industry knowledge and thought leadership which is a significant addition to the Company’s Board. In addition, his international clinical research & development background in multiple therapeutic areas and all phases of drug development will provide immeasurable insight as the Company continues the clinical development of its initial product candidate, SBP-101. Dr. Dalvir Gill currently serves as the Chief Executive Officer of TransCelerate BioPharma Inc., a non-profit organization with a mission to collaborate across the biopharmaceutical research and development community.

Financial Results

General and administrative (G&A) expenses decreased 59.8% to $481,000 in the first quarter of 2016, down from $1.2 million in the prior year period. This decrease was due primarily to a reduction in share-based compensation. Decreased legal and accounting fees related to pursuing the merger with Cimarron Medical, Inc. during the first quarter of 2015 also contributed to the decline.

Research and development (R&D) expenses decreased 49.9% to $494,000 for the three months and year ended March 31, 2016 from $987,000 in the first quarter of 2015. The decrease in R&D expenses results from decreases in preclinical studies and other product development costs which were partially offset by increased expenses associated with the initiation of study sites and patient enrollments in the Company’s Phase 1 clinical trial for SBP-101.

Net loss in the first quarter of 2016 was $824,000, or $0.03 per diluted share, compared to a net loss of $2.2 million, or $0.37 per diluted share, in the first quarter of 2015.

Balance Sheet and Cash Flow

Total cash resources, including short-term investments, were $383,000 as of March 31, 2016, compared to $925,000 as of December 31, 2015. On May 5, 2016, after the close of the first quarter, the Company received $772,000 of the $904,000 Australian income tax receivable reported as of March 31, 2016. The receivable relates to refundable tax credits for the 2015 research and development activities of the Company’s subsidiary Sun Biopharma Australia Pty Ltd.

Total current assets were $1.5 million and $1.7 million as of March 31, 2016, and December 31, 2015, respectively. The decrease was driven primarily by the use of cash to fund clinical development activities and operations.

Current liabilities increased to $1.9 million as of March 31, 2016, compared to $1.4 million as of December 31, 2015. The increase in current liabilities resulted from costs incurred but unpaid related to the Company’s clinical development activities, the deferral of compensation by senior management and other operating expenses.

Net cash used in operating activities was $542,000 in the three-months ended March 31, 2016, compared to $907,000 in the same period of the prior year. The net cash used in each of these periods primarily reflects the net loss for these periods, and was partially offset by the effects of changes in operating assets and liabilities and, in the three months ended March 31, 2015, by non-cash charges recorded for share-based compensation. The Company continues to explore various strategies to fund operations and execute its clinical development program.

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida in 2011. The molecule has been shown to be highly effective in human pancreatic cancer models, demonstrating superior activity to existing chemotherapy agents. Combination potential has also been shown for pancreatic cancer. SBP-101 is expected to differ from current pancreatic cancer therapies, in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore we believe that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for serious unmet medical needs. The company’s initial programs are targeted to diseases of the pancreas, including pancreatitis and pancreatic cancer and the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. Sun BioPharma has scientific collaborations with pancreatic disease experts at The Ohio State University, Cedars Sinai Medical Center in Los Angeles, the University of Minnesota, the University of Miami, the University of Florida, the Austin Health Cancer Trials Centre, the Box Hill Hospital in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCPink tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Forward-Looking Statements Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for SBP-101 and Sun BioPharma, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute “forward-looking statements” For purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, our need to obtain additional capital to support our business plan, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect Sun BioPharma and its business, particularly those disclosed from time to time in Sun BioPharma’s filings with the Securities and Exchange Commission. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Sun BioPharma disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

EVC Group

Investor Contact:

Doug Sherk

415-652-9100

Michael Polyviou

212-850-6020

Media Contact:

Dave Schemelia

646-201-5431

Sun BioPharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,		Percent
	2016	2015	Change
Operating expenses:
General and administrative	$481	$1,196	(59.8)%
Research and development	494	987	(49.9)
Operating loss	(975)	(2,183)	(55.3)

Other income (expense):
Interest income	1	2	(50.0)
Interest expense	(45)	(47)	(4.3)
Other income (expense)	80	(20)	nm
Total other income (expense)	36	(65)	nm

Loss before income tax benefit	(939)	(2,248)	(58.4)

Income tax benefit	115	57	101.8

Net loss	$(824)	$(2,191)	(62.4)
Foreign currency translation adjustment loss	(75)	(4)	nm
Comprehensive loss	$(899)	$(2,195)	(59.0)%

Basic and diluted net loss per share	$(0.03)	$(0.37)	(91.9)%
Weighted average shares outstanding—basic and diluted	29,915,820	5,999,795	498.6%

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$383	$925
Prepaid expenses and other current assets	165	74
Income tax receivable	904	733
Total current assets	1,452	1,732

Total assets	$1,452	$1,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$808	$585
Accrued expenses	816	505
Demand notes payable	250	250
Accrued interest	35	35
Total current liabilities	1,909	1,375

Long-term liabilities:
Convertible notes payable, net	2,717	2,712
Long-term debt, net	289	287
Accrued interest	42	39
Total long-term liabilities	3,048	3,038

Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of March 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value; 100,000,000 authorized; 29,930,306 and 29,892,806 shares issued and outstanding, as of March 31, 2016 and December 31, 2015, respectively	30	30
Additional paid-in capital	11,018	10,943
Accumulated deficit	(14,491)	(13,667)
Accumulated other comprehensive gain (loss), net	(62)	13
Total stockholders’ deficit	(3,505)	(2,681)
Total liabilities and stockholders’ deficit	$1,452	$1,732

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(824)	$(2,191)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	7	7
Non-cash interest expense	3	3
Share-based compensation	—	976
Changes in operating assets and liabilities:
Income and other tax receivables	(199)	(57)
Prepaid expenses and other current assets	(22)	3
Accounts payable and accrued liabilities	493	352
Net cash used in operating activities	(542)	(907)

Cash flows from financing activities:
Proceeds from the exercise of stock options	—	409
Proceeds from the exercise of stock purchase warrants	—	25
Net cash provided by financing activities	—	434

Effect of exchange rate changes on cash and cash equivalents	—	(10)

Net decrease in cash and cash equivalents	(542)	(483)
Cash and cash equivalents at beginning of period	925	1,653
Cash and cash equivalents at end of period	$383	$1,170

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$35	$37

Supplemental disclosure of non-cash transactions:
Issuance of common stock for services	$75	$—